Exhibit 10.8

EYEGATE PHARMACEUTICALS, INC.

271 Waverley Oaks Road

Suite 108

Waltham, MA 02452

______________ ____, 2014

Michael P. Manzo

70 Neptune Street

Beverly, MA 01915

Dear Michael:

We are pleased to extend you this Amended and Restated Offer of Employment (this “Letter Agreement”) to continue to be the Vice President of Engineering of Eyegate Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

This Letter Agreement amends and restates the prior letter agreement between you and the Company, dated as of August 22, 2006, as amended (the “Prior Letter”) and shall be effective immediately following the closing of the Company’s initial public offering (the “IPO”) of its common stock, $0.01 par value per share (“Common Stock”), (the “Effective Date”) and shall continue thereafter in full force and effect until terminated in accordance with the provisions of this Letter Agreement. The Prior Letter shall remain in full force and effect, subject to its respective termination provisions, until the Effective Date; and if the IPO does not close, this Letter Agreement shall be null, void, and without effect.

1. Duties and Extent of Service

As the Vice President of Engineering of the Company, you will continue to have responsibility for performing those duties as are customary for, and are consistent with, such position, as well as those duties as the Board of Directors of the Company (the “Board”) or the President and Chief Executive Officer of the Company (the “CEO”) may from time to time designate. You will directly report and be responsible to the CEO. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. Except for vacations and absences due to temporary illness, you will be expected to devote your full time and effort to the business and affairs of the Company. You are an “at-will” employee, subject to the terms and conditions of this Letter Agreement.

2. Compensation

In consideration of your employment with the Company, the Company will pay you a base salary of Twenty Thousand Eight Hundred Thirty-Three and 33/100 Dollars ($20,833.33) per month (which annualizes to Two Hundred Fifty Thousand Dollars ($250,000.00) per year), payable in accordance with the Company’s standard payroll practices and subject to applicable withholdings and deductions. You will also be eligible to participate in our annual bonus program, wherein you will be eligible to be considered for a discretionary bonus up to a maximum amount of thirty percent (30%) of your base salary in a given year (“Bonus”).  The granting of a Bonus is entirely discretionary on the part of the Company, though if any Bonus is granted, it will be based in part on your individual performance against agreed upon objectives as well as Company and management team performance against objectives set by the Company.  If a bonus is granted to you for any year, it will be paid to you in a lump sum no later than March 15th of the year following the calendar year for which the bonus is awarded. There is no guaranty that you will receive a Bonus in any particular year and, accordingly, if your employment with the Company ceases for any reason, you will not be entitled to any Bonus after your last day of employment with the Company, unless expressly stated in this Letter Agreement.

You will be entitled to accrue up to twenty (20) days paid vacation annually, subject to the Company’s policies on use and forfeiture. You will also be entitled to participate in such employee benefit plans and fringe benefits as may be offered or made available by the Company from time to time to its employees. As of the date hereof, the Company anticipates offering the following benefits: Medical Plan (eighty percent (80%) of the premium cost of which will be paid by the Company), Dental Plan, Long and Short Term Disability Insurance, Life and Accidental Death Insurance and a 401k Plan. The Board reserves the right from time to time to change any feature of the Company’s employee benefit plans and fringe benefits, including, but not limited to, the amounts of any employee contribution. Your participation in such employee benefit plans and fringe benefits, and the amount and nature of the benefits to which you shall be entitled thereunder or in connection therewith, shall be subject to the terms and conditions of such employee benefit plans and fringe benefits.

3. Stock Options

You shall be eligible for grants of stock options (the “Options”) under the Company’s 2005 Equity Incentive Plan, as amended, and/or the Company’s 2014 Equity Incentive Plan, as may be amended from time to time (collectively, the “Plan”), subject to the discretion of the Board. The Options shall be incentive stock options to purchase shares of the Common Stock. The Options, if any, shall be subject to, and governed by, the terms and provisions of the Plan and stock option agreement(s) granted thereunder (“Stock Option Agreements”). Upon termination of your employment with the Company, you may exercise the Options, to the extent then exercisable, but only for the limited period of time set forth in the Plan and/or the Stock Option Agreements. Any shares of Common Stock you acquire pursuant to the exercise of Options shall be subject to the terms, restrictions on transfer and voting provisions set forth in the Plan, the Stock Option Agreements, and any other agreement to which you shall become a party pursuant to the terms of the Plan.

4. Nondisclosure and Developments

You hereby acknowledge that you have executed and are currently a party and subject to the Company's standard Employee Proprietary Information, Inventions, Non-Competition And Non-Solicitation Agreement. By accepting this Letter Agreement, you are ratifying and accepting the terms of the Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement.

5. No Conflicting Obligation

You hereby represent and warrant that the execution and delivery of this Letter Agreement, the performance by you of any or all of the terms of this Letter Agreement and the performance by you of your duties as an employee of the Company do not and will not breach or contravene: (i) any agreement or contract (including, without limitation, any employment or consulting agreement, any agreement not to compete or any confidentiality or nondisclosure agreement) to which you are or may become a party on or at any time after the Effective Date; or (ii) any obligation you may otherwise have under applicable law to any former employer or to any person to whom you have provided, provide or will provide consulting services.

6. Termination

Termination Rights of the Parties. You may terminate your employment at any time by giving the Company thirty (30) calendar days’ prior written notice thereof, whereupon such employment shall terminate on the earlier of: (i) the 30th calendar day following the date on which such notice is given to the Company; and (ii) any date prior to such 30th calendar day that is specified by the Company by notice to you. The Company may terminate your employment at any time by giving notice of termination to you, whereupon, unless otherwise specified by the Company, the date of termination of your employment shall be the date on which notice of termination is given to you. Upon your death or disability such that you are unable to perform your duties as determined, in good faith, by the CEO, your employment shall terminate immediately upon such occurrence. Subject to Section 7 hereof, the date on which your employment hereunder terminates is hereinafter referred to as the “Termination Date”.

Right to Compensation Upon Termination.

(a)            If your employment terminates hereunder for any reason whatsoever, the Company shall pay you (or, in the case of your death, your estate) all accrued but unpaid base salary and vacation pay through and including the Termination Date, which amounts shall be paid to you (or your estate) in a lump sum as of such Date, You shall also be entitled to such other benefits for which you are eligible under the terms and conditions of the Company’s benefit plans, stock option arrangements and any applicable law.

(b)            In addition to the amounts described in subsection (a) hereof, if your employment is terminated by the Company for any reason other than for Cause (as defined below) at any time, including within a twelve (12) month period following a Change of Control (as defined below), or if you terminate your employment for Good Reason at any time, then, subject to subsection (f) below and Section 7, you shall be entitled to severance pay in the form of: (i) a continuation of the periodic payment of your salary for a period of six (6) months from the Termination Date; and (ii) the payment of any Bonus that you would have received for the year in which such termination occurs, payable no later than the last installment of your severance. The continued salary payments shall be made in accordance with Company’s standard payroll practices and timing as in effect from time to time. “Change of Control” shall mean (a) the closing of any merger or consolidation of the Company with any other unrelated person or entity, or (b) the sale of all or substantially all of the assets of Company to another unrelated person or entity, or (c) the sale of more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company to an unrelated party, such that, in each case, the transaction has been approved by the Company’s stockholders and in which the stockholders of Company immediately prior to such merger, consolidation or sale shall, immediately after such merger, consolidation or sale, own less than fifty percent (50%) of the issued and outstanding capital stock of the person or entity that is the surviving company of any such merger or consolidation or the acquirer in the case of any such sale of all or substantially all of the assets of Company; provided, however, that the IPO shall not constitute or otherwise be deemed a Change of Control. The provisions of this paragraph shall apply only if you are the Vice President Engineering of the Company at the time of a Change of Control.

(c)            Except as otherwise provided in subsection (a) and applicable law, if the Company terminates your employment, at any time, for Cause, then you shall not be entitled to compensation or benefits hereunder after the Termination Date, including, without limitation, severance pay.

(d)            For purposes of this Letter Agreement, “Cause” shall mean unlawful or dishonest conduct, or a breach of any of your obligations hereunder, including but not limited to your obligations under the Employee Proprietary Information, Inventions, Non-Competition And Non-Solicitation Agreement (other than as a result of your death or disability). For the purposes of this Letter Agreement, “Good Reason” shall mean: (i) the failure of the Company to employ you in your current position such that your duties, authority, or responsibilities are materially diminished without your consent; (ii) a material reduction in your annual base salary, without your consent, unless such material reduction occurs to all executive officers; (iii) a relocation of your principal place of employment that increases your one-way commute by more than fifty (50) miles; or (iv) the Company’s material breach of this Letter Agreement.

(e)            You hereby acknowledge and agree that you shall not be entitled to receive any compensation or benefits from the Company with respect to any period of time after the Termination Date except to the extent otherwise expressly provided in this Section.

(f)            Any obligation of the Company to provide you severance payments under this Letter Agreement is expressly conditioned upon you reviewing and signing (and not revoking during any applicable revocation period) a general release of claims in a form reasonably satisfactory to the Company (the “Release”). The Company will provide you with the Release promptly after the date on which you give or receive, as the case may be, notice of termination of your employment.

Regardless of the reason your employment with the Company terminates, you will continue to comply with the Employee Proprietary Information, Inventions, Non-Competition

And Non-Solicitation Agreement contemplated hereby.

7. Section 409A of the Code

Anything in this Letter Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then the payment of any deferred compensation hereunder shall not commence until the date that is the earlier of: (A) six (6) months and one (1) calendar day after your separation from service; and (B) your death.

Any installment payments of severance or other deferred compensation under this Letter Agreement shall be deemed a series of separate payments for purposes of section 409A of the Code.

To the extent necessary to comply with Section 409A of the Code, if the time period for considering and executing the Release under this Letter Agreement spans two (2) calendar years, then the severance or payment will not be made or commence until the later calendar year.

Notwithstanding anything herein to the contrary, no event shall constitute a “termination of employment” in this Letter Agreement, unless such event is also a “separation from service,” as that term is defined for purposes of Section 409A of the Code and Treasury Regulations §1.409A-3(a)(1) and 1.409A-1(h), and any references hereunder to “termination of employment” shall have the same meaning as “separation from service,” as so defined.

The parties intend that this Letter Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Letter Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Letter Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

The Company makes no representation or warranty as to the compliance of this Letter Agreement with Code Section 409A, and, other than its tax withholding obligation, the Company shall have no liability to you or any other person if any provisions of this Letter Agreement is determined to constitute deferred compensation taxable under Section 409A of the Code. However, the parties agree to reasonably cooperate and work together to adopt amendments to this Letter Agreement to the extent necessary to comply with Section 409A of the Code with the intent to avoid liability under Code Section 409A.

8. Governing Law; Waiver of Jury Trial and Punitive Damages

This Letter Agreement shall be governed by and construed in accordance with the internal substantive laws of The Commonwealth of Massachusetts. All disputes or claims shall be brought in the state or federal courts located in Suffolk County, Massachusetts and each of the Company and you waives its jurisdictional rights to other venues and to any defenses based on jurisdiction. EACH OF THE COMPANY AND YOU HEREBY WAIVES ANY RIGHT TO A JURY TRIAL AND TO CLAIM OR RECOVER PUNITIVE DAMAGES.

9. Entire Agreement; Amendment

This Letter Agreement (together with the Employee Proprietary Information, Inventions, Non-Competition And Non-Solicitation Agreement, and the Stock Option Agreements) sets forth the sole and entire agreement and understanding between the Company and you with respect to the specific matters contemplated and addressed hereby and thereby. No prior agreement, whether written or oral, shall be construed to change or affect the operation of this Letter Agreement in accordance with its terms, and any provision of any such prior agreement which conflicts with or contradicts any provision of this Letter Agreement is hereby revoked and superseded. This Letter Agreement may be amended or terminated only by a written instrument executed both by you and the Company.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

Please acknowledge your acceptance of this offer and the terms of this Letter Agreement by signing below and returning a copy to the Company.

Sincerely,

Eyegate Pharmaceuticals, Inc.

By:
Stephen From, President and CEO

I hereby acknowledge that I have had a full and adequate opportunity to read, understand and discuss the terms and conditions contained in this Letter Agreement prior to signing hereunder.

Michael P. Manzo

Date:

PLEASE COMPLETE THE FOLLOWING:

Home Address:

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